Exhibit 99.2

Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 mibank.com

January 15, 2009

Dear Fellow Shareholder,

Today we reported 2008 fourth quarter and year-end losses of $1.55 per share and $2.19 per share, respectively – tremendously disappointing results. A copy of the press release is included.  The nation’s current recessionary climate is unlike any we have experienced and is projected to be worse than any since the Great Depression, with most industries significantly impacted.  The financial services sector has been particularly hard hit, with significant losses in the housing component of construction and development in addition to residential mortgages.

Our fourth quarter and year-end results were driven primarily by our efforts to aggressively address our credit issues by increasing our loan loss provision.  At December 31, 2008, our loan loss reserve was $1.2 billion (2.41 percent of total loans), an amount that better positions us to withstand the uncertainty of the year to come.  Our fourth quarter provision of $850 million for loan and lease losses was $170 million in excess of our fourth quarter charge-offs of $680 million.

We have also been aggressively addressing our credit issues through the sale of problem real estate loans since late 2007.  In 2008, we sold approximately $780 million of distressed real estate.  In selling these properties earlier than most other banks, we have avoided significantly greater losses as the market has been flooded with distressed properties.  M&I’s strategy of selling these problem loans has enabled us to redeploy the sale proceeds into our business.

We also announced a reduction in our quarterly cash dividend to $0.01 per share.  As we stated in our letter to you after the release of third quarter results, the board has been carefully considering the level of our dividend.  Your board of directors takes very seriously M&I’s 36 years of dividend increases and the knowledge that many of our shareholders are dependent on the dividend for income.  This was an agonizingly difficult decision, but given the continuing weakness in the economy and the critical need to preserve a strong capital base through the recession, we believe it is the prudent action to take at this time.  The nation’s rapid economic decline and the lack of clarity surrounding the future of the economy dictated that we take a very conservative approach.

Recognizing the importance of the dividend to our shareholders, we maintained the dividend as long as we could prudently do so.  As you may recall, we did not reduce the dividend at the time of the separation of Marshall & Ilsley Corporation and Metavante Corporation in November 2007, even though the separation resulted in the reduction of net income available for dividends by approximately 20 percent. The transaction did provide us with $1.7 billion in capital.  At that time and in subsequent quarters throughout 2008, and most recently at our October board meeting, we felt maintaining the dividend was the proper approach with the expectation that we could weather this downturn in the housing market without decreasing the dividend.  Within the last 90 days, the economy has significantly deteriorated and the impact is far broader than just housing, affecting most industries.  There is pressure on dividends throughout the financial services industry; of our 14 peer banks, two have eliminated their dividends entirely, all but four have cut their dividends, and five have cut their dividends twice.

Looking back, our strategic plan over the last 7-8 years has been to expand beyond the borders of our Wisconsin franchise to allow us to take advantage of the population growth in areas of the country growing faster than our southeast Wisconsin base.  Opportunities in Arizona and other high-growth areas have included personal banking, mortgages, and investment management services, in addition to lending to developers to build homes, apartments, and condominiums for residents of those communities.  The chart below shows recent and projected population growth rates for our various markets.

M&I Market Demographic Analysis

Annual Population Growth

	2000-2008 CAGR*	Projected 2008-2013 CAGR*
Wisconsin/Milwaukee	0.8%/0.3%	0.7%/0.2%

Phoenix/Tucson	3.5%	3.4%
Florida – West Coast	2.6%	2.6%
Florida – Orlando	3.3%	3.1%

St. Louis	0.7%	0.7%
Minneapolis/St. Paul	1.4%	1.3%
Kansas City	1.3%	1.3%
Indianapolis	1.6%	1.7%

Non-Wisconsin (combined)	2.2%	2.3%
U.S.	1.2%	1.2%

Source: SNL Financial

*Compound annual growth rate

Many of the loans we have written off have been in Florida and Arizona where we were too optimistic in terms of the sustainability of housing growth.  As a result, we wrote off construction and development loans as the housing bubble burst and the economy began to deteriorate into a recession.  While we maintained our credit standards during this expansion period, we obviously had an over-concentration of construction and development loans in these markets.  As a result, we have implemented several risk-management strategies, including significantly reducing our concentration in these types of loans and moving two senior-level executives to the Arizona region.

While M&I has always maintained a strong expense discipline culture, we are undertaking a series of significant expense reduction initiatives designed to fortify our balance sheet during this economic downturn.  We have taken steps to reduce our workforce by approximately 830 positions - or 8 percent of the total - through a freeze on hiring for open positions, attrition, and staff reductions.   Proxy officers and all other executive officers will receive no bonuses for 2008.  Proxy officer and all executive officer salaries will be frozen in 2009, the board has reduced the cash retainer for directors by 25 percent, and a broad salary freeze has been instituted for other senior officers.  Total 2008 annual cash compensation for proxy officers as a group will decline approximately 26 percent from 2007, and a total of 56 percent for the two-year period since 2006.  In aggregate, M&I’s expense reduction initiatives will result in an annualized savings of more than $100 million.

As you know, M&I recently sold $1.7 billion of preferred stock to the U.S. Treasury through its Capital Purchase Program, an initiative created to provide financially sound banks with balance sheet stability so they can continue to lend to creditworthy consumers and businesses during the current recession.  To that end, M&I continues to make new loans throughout its footprint.  In addition, M&I is reaching out to assist those consumers who are increasingly challenged by the worsening economy, many of whom are homeowners finding it difficult to make their monthly payments.  To assist them, M&I recently announced a homeowner assistance program, including a 90-day foreclosure moratorium to help struggling consumers.  The funds we received from the U.S. Treasury enable us to implement this important program that will help keep consumers in their homes.

Importantly, we finished the year with a very strong capital base, with over $2 billion in excess of regulatory well-capitalized requirements, and a tangible capital ratio of 8.9 percent in addition to our $1.2 billion loan loss reserve.  Our commitment to preserving our strong capital base means M&I Bank is still one of the safest places for our customers to have their money.

As we look forward, there is still a great deal of uncertainty with regard to how deep this recession will be and its impact on M&I and other financial institutions.  While a team of M&I associates is dedicated to dealing with problem loans and customers in financial distress, the vast majority of our associates are still serving our customers and growing our business.  We continue to look to the future and are positioning your company to emerge from this economic downturn as a strong and profitable financial institution.

On behalf of the management team and our board of directors, we understand the impact the stock price and dividend decrease has on you, our shareholders.  We are confident the initiatives we have undertaken, in addition to the dedication of our hard-working employees, will successfully address the current challenges so we will once again provide above-average returns for our shareholders.  While there may be great uncertainty in the economy, there is no uncertainty about M&I’s strong future.

Sincerely,

Mark Furlong

Dennis Kuester

President and CEO

Chairman